EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We have issued our report dated August 9, 2017, with respect to the combined consolidated financial statements of National Property REIT Corp., included in the Annual Report of Prospect Capital Corporation on Form 10-K, dated August 28, 2017, for the year ended June 30, 2017. We hereby consent to the inclusion of said report in the Form 10-K, dated August 28, 2017.

/s/ BDO USA, LLP
August 28, 2017